Exhibit 10.63

Electronic Supervision No.: 1304812014B00039

Transfer Contract for State-owned Construction Land Use Right

Ministry of Land and Resources of the People's Republic of China	Prepared by
State Administration for Industry & Commerce of the People's Republic of China

Contract No.:

C13048120140002

Transfer Contract for State-owned Construction Land Use Right

Both Parties of this Contract:

Transferor: Wu'an Land and Resources Bureau

Postal address:No. 26 Kuangjian Road,Wu'an;

Postcode: 056300;

Tel:5532912;

Fax:______________________;

Opening bank: ______________________;

Account No.: ______________________.

Transferee: Northern Altair Nanotechnologies Co., Ltd.;

Postal address: Dongchangyuan Village, Wu'an Town, Wu'an;

Postcode: 056300

Tel:_______________________

Fax: ______________________;

Opening bank: ______________________;

Account No.: ______________________.

Chapter I      General

Article 1      According to Property Law of the People's Republic of China, Contract Law of the People's Republic of China, Land Management Law of the People's Republic of China, Law of the People's Republic of China on Urban Real Estate Administration and the other laws, relevant administrative regulations and land supply policies, the both parties sign this Contract in line with the principle of equality, voluntariness, compensation, honesty and credit.

Article 2      The ownership of the transferred land belongs to the People's Republic of China and the Transferor transfers the state-owned construction land use rights authorized by law. Underground resources, buried objects do not belong to the transfer range of state-owned construction land use right.

Article 3      The Transferee enjoys the right to occupy, use, benefit, dispose the state-owned construction land gained through legal channel within transfer period, and shall be entitled to use the land to construct buildings, structures and ancillary facilities according to the law.

Chapter II      Delivery of the Transferred Land and the Payment of Transfer Price

Article 4      The parcel land No. of 2014 No. 2under this Contract is transferred, and the total parcel land area is Thirty Four Thousand, Six Hundred and Eighty-Five, Point Two Square Meters In Words (In Figures 34685.20m2), and the transferred parcel land isThirty Four Thousand, Six Hundred and Eighty-Five, Point Two square meters In Words (In Figures 34685.20m2).

The transferred parcel land under this Contract is located in the Dongchangyuan Village, Wu'an Town, Wu'an

The plane boundary of the transferred parcel land under this Contract is_______________;

The drawing of the plane boundary of the transferred parcel land under this Contract is in Appendix 1.

The vertical boundary of the transferred parcel land under this Contract takes_____________ as the upper limit and _________________ as the lower limit with height difference of ______________________ m. The drawing of the vertical boundary of the transferred parcel land under this Contract is in Appendix 2.

The space of the transferred parcel land is enclosed by the vertical plane formed by the aforementioned boundary points and the elevation plane from the upper to the lower limit.

Article 5      The purpose of the parcel land transferred under this Contract is for industrial land.

Article 6      The Transferor agrees to deliver the transferred parcel land to the Transferee before April 3, 2014 and agrees that, when delivers land, the parcel land shall meet the land conditions stipulated in Item I of this Article:

(I) site formation shall be up to ______________________;

the surrounding infrastructure shall be up to______________________;

(II) Current land conditions ______________________;

Article 7      Transfer term for the state-owned construction land use right under this Contract is 50 years which is calculated as of the date of land delivery agreed in Article 6 of this Contract; As for transfer formalities transacted for the original appropriated (leased) state-owned construction land use right, the transfer term shall be calculated from the date of signing this Contract.

Article 8      The price of transferring the state-owned construction land use right under this Contract is RMB Nine Million and Nine Hundred and Thirty-one Thousand Seven Hundred Only in Words (In Figures RMB 9931700), and the price per square meter is RMB Two Hundred and Eighty-six and Thirty-three Cents in Words (In Figures RMB 286.33).

Article 9      The down payment for the parcel land under this Contract is RMB_______________ In Words (RMB _____In Figures), and credited to the transfer price.

Article 10      The Transferee consents to pay the price of transferring the state-owned construction land use right to the Transferor in accordance with provisions in Item I of Paragraph I of this Article:

(I) The transfer price of state-owned construction land use right is all paid within 25 days upon signing this Contract;

(II) Pay the transfer price of state-owned construction land use right to Transferor according to the following time and amount schedule.

When the installment payment for transferring the state-owned construction land use right is chosen, the Transferee agrees to pay the interest of the second and later installment to the Transferor at the loan interest rate as he pays the first installment issued by the People's Bank of China.

Article 11      The Transferee shall apply for the transferring registration of state-owned construction land use right transfer upon relevant documentary evidences such as the Contract and transfer price payment voucher after paying off the transfer price the parcel land according to this Contract.

Chapter III      Land Development Construction and Utilization

Article 12      The Transferee agrees to develop the investment intensity for the parcel land under this Contract according to the implementation of the provision of Item I in this Article:

(I) The parcel land under this Contract is applied to industrial projects. The Transferee agrees that the total fixed assets investment of the parcel land of land under this Contract is no less than the approved or registered amount, RMB in words One Hundred and Four Million Fifty-five Thousand and Six Hundred Only (Amount in Figures RMB 104,055,600.00), and the investment intensity per square meter is no less than RMB Three Thousand in Words (In Figures RMB 3,000/m2) The total fixed assets investment of the parcel land under this Contract includes: buildings, structures, ancillary facilities, equipment investment and transfer price.

(II) If the parcel land under this Contract is for non-industrial purpose, the Transferee promises the total development investment amount of the land shall not be less than RMB _____________________In Words (RMB _________________In Figures).

Article 13      New buildings, structures and ancillary facilities constructed by the Transferee on the parcel land under this Contract shall conform to the planning conditions of the parcel land determined by Municipal (Town) Government Planning Administrative Department (See Appendix 3). Including:

The property of the main building is _____________;

The property of the ancillary building is _____________;

Total construction area is 5202.80 square meters;

The plot ratio of building is not higher than 1.50 and not less than 0.60;

The building height restriction is _____________;

The building density is not higher than _____________ and not less than 30%;

The greening rate is not higher than 20% and not less than_____________;

Other land-use requirements_____________

Article 14      The Transferee agrees to develop the supporting infrastructure for the parcel land under this Contract according to the implementation of the provision of Item I in this Article:

(I) If the parcel land under this Contract is for industry purpose, according to the planning design conditions identified by Planning Department, the size of company administrative offices and life service facilities in the contract parcel land shall account for no more than 7% of the total size of the parcel land, that's to say, no more than 2428 m2 and the floor area no more than_____________ square meters. The Transferee agrees not to build non-productive facilities like sets of houses, expert building, hotels, guesthouses, training centers within the scope of the parcel land.

(II) The parcel land under this Contract is used for residential construction, according to planning and construction conditions determined by Planning and Construction Management Department, the total sets of residential building shall not less than _____________sets. Among which, the set number of the houses that less than 90 square meters of building area of dwelling size shall not be less than ______________sets, and the dwelling size of the residential is required to be _____________. The ratio of the building area of dwelling size less than 90 square meters within the scope of the parcel land under this Contract to the total parcel land construction area shall be not less than ________%. The Transferee agrees to process the economically affordable housing, low-rent housing and other governmental indemnificatory housings that are built within the scope of parcel land under this Contract according to the following _____________ mode:

1. Hand over to the government;

2. Repurchase by the government;

3. Implement according to the relevant regulations of the governmental economically affordable housing construction and sale management;

4. _______________________________________

Article 15      The Transferee consents to the simultaneous construction of the following supporting projects within the scope of the parcel land under this Contract, which shall be transferred to the government after the completion free of charge:

__________________________

Article 16      The Transferee consents to start parcel land construction projects under this Contract before March 3, 2015, and complete before March 3, 2017.

If the construction projects cannot be started on time, the Transferee shall submit deferral application to the Transferor 30 days in advance. With the Transferor's consent to the deferring, its project completion time will be extended accordingly, but the deferral period cannot exceed one year.

Article 17      In the process of constructing projects within the parcel land construction under this Contract, the Transferee shall handle the engineering connecting water, gas, sewage and other facilities with the main line, electricity substation interface and the introduction of engineering according to relevant regulations.

The Transferee allows various pipes and pipeline to pass through the Transferee parcel land by the government for the needs of public utilities, but if this impacts the usage functions of the transferred parcel land, government or utility construction subject shall give a reasonable amount of compensations.

Article 18      The Transferee shall use the land in accordance with the land use and the plot ratio as agreed under this Contract, which are not allowed to change without authorization. Within the transfer period, when there is a need to change the land use as agreed in this Contract, both parties consent to the provisions in Item I of this Article.

(I) Transferor recovers the construction land use rights by payment.

(II) Handle changes in land use approval procedures according to law, sign the alternation agreement of state-owned construction land use right grant contract or resign the transfer contract for state-owned construction land use right; the Transferee assess the difference between the market price and the market price of construction land use right under the original land-use in accordance with the approved construction land use right, make a supplementary payment for transfer price of state-owned construction land use right, and apply for the registration of land alteration.

Article 19      Within a service period of parcel land use under this Contract, the Government reserves the rights of planning and adjusting the land under this Contract. If the original plan is subject to change, the existing buildings of the parcel land will not be affected, but the alteration, renovation, reconstruction of the buildings, structures and ancillary facilities or application for renewal for expiration involved shall be executed in accordance with the effective planning in the service period.

Article 20      As for the state-owned construction land use right legally used by the Transferee, the Transferor can only withdraw it after the durable years agreed in this Contract expire; If the state-owned construction land use right shall be withdrawn in advance based on need of public interest on special occasions, the Transferor shall report for approval according to legal procedures and compensate the land users as per the value of ground buildings, structures and ancillary facilities when withdrawing, the evaluated market price of state-owned construction land use right of remaining term and direct loss identified after evaluation.

Chapter IV      Transfer, Leasing and Mortgage of State-owned Construction Land Use Right

Article 21      After the Transferee paying all transfer price for state-owned construction land use right as agreed in this Contract and gaining the use certificate of state-owned land, the Transferee shall be entitled to transfer, lease and mortgage the state-owned construction land use right under this Contract in part or in whole. Transfer for the first time shall meet conditions stipulated in Item I of this Article:

(I) Invest and develop in accordance with the agreement under this Contract, and complete more than 25% of the total development investment amount;

(II) Invest and develop in accordance with the agreement as specified in this Contract, and there is industrial land or other land for construction conditions formed.

Article 22      The transfer, leasing and mortgage contracts of the state-owned construction land use right shall not be contrary to national laws, regulations and this Contract.

Article 23      After all or part of the state-owned construction land use right under the Contract is transferred, the rights and obligations set forth in this Contract and the land registration document shall be transferred, too. The service life for the state-owned construction land use right shall be the remaining service life by deducting the used service life from the service life agreed in this Contract.

After all or part of the state-owned construction land use right under this Contract is leased, the Transferee shall bear the rights and obligations set forth in this Contract and the land registration document.

Article 24      If the state-owned construction land use right is transferred and mortgaged, the both parties shall go to the Land and Resource Management Department for registration of change with this Contract, the corresponding transfer, mortgage contracts and state-owned land use certificate.

Chapter V      Expiration of the term

Article 25      If the useful life agreed in this Contract gets expired, the land users who need to continue to use the parcel land under this Contract shall submit renewal application to the Transferor at least one year before the expiration. It shall be approved unless the Transferor needs to withdraw the parcel land under this Contract because of social and public interests need.

On expiration of residential construction land using right, this Contract will be automatically renewed.

If the Transferor consents to the renewal of the land use, the land user shall handle paid land procedure such as transfer, lease, re-sign paid land use contracts, such as the transfer, leasing contracts, and pay for paid land use fees such as land transfer price and rental.

Article 26      If land transfer period gets expired, the land users whose renewal application gets unapproved because of social and public interests need shall return State-owned Land Use Certificate and cancel the state-owned construction land use right registration in accordance with the regulations. The state-owned construction land use right is reclaimed freely by the Transferor. Transferor and land users consent to the ground buildings, structures and ancillary facilities on the parcel land under this Contract and perform in accordance with the Item I of this Article:

(I) The Transferor shall recover ground buildings, structures and the ancillary facilities and equipments and makes corresponding loss compensations for the land user according to the residual value of ground buildings, structures and the ancillary facilities and equipments on the land at the recovery time.

(II) The Transferor shall recover ground buildings, structures and the ancillary facilities and equipments on the land without compensation.

Article 27      If land transfer period gets expired, the land users don't renewal application, they need shall return State-owned Land Use Certificate and cancel the state-owned construction land use right registration in accordance with the regulations. The state-owned construction land use right is reclaimed freely by the Transferor. The ground buildings, structures and ancillary facilities on the parcel land under this Contract shall be reclaimed freely by the Transferor, and the land user shall maintain the normal use function of the ground buildings, structures and ancillary facilities and avoid man-made destruction. If the ground building, structures and the ancillary facilities on the land lose their normal use functions, the Transferor can require the land user to remove or dismantle buildings, structures and the ancillary facilities on the land and recover the site formation.

Chapter VI      Force Majeure

Article 28      If part or all of the Contract cannot be implemented by either party due to the force majeure, the liability of the party can be exempted from but he must take all necessary remedial measures to reduce the losses caused by the force majeure. The parties should be responsible for force majeure during the delay in performance.

Article 29      In case of force majeure, the party should write to inform the other party the force majeure by letter, telegram, and fax and so on within 7 days and submits the reports and certificates of a part or whole part of unable to perform or requiring to delay the execution under this Contract within 15 days of the occurrence of the force majeure.

Chapter VII      Liability for Breach of Contract

Article 30      Transferee shall timely pay the transfer price of state-owned construction land use right in accordance with this Contract. If the Transferee who cannot pay for the state-owned construction land use right transfer price on time shall pay liquidated damages to the Transferor in 1‰ of delay payments daily from the date of nonpayment. If the payment is deferred more than 60 days, and the Assignee still cannot pay for the state-owned construction land use right transfer price after the Transferor's expediting, the Transferor has the right to cancel the contract and the Assignee has no right to demand the return of the down payment. The Transferor may request the Assignee to compensate for the losses.

Article 31      In case of the Transferee terminating investment and construction of such project for its own reason and proposing to the Transferor to terminate performance of this Contract and requiring land return, the Transferor shall refund all or partial transfer price for state-owned construction land use right (without interest calculated) excluding the down payment stipulated in this contact after reporting to the original People's Government which approved the land transfer scheme for approval, withdraw the state-owned construction land use right, completed buildings, structures and ancillary facilities within the scope of the parcel land won't be compensated, and the Transferor can also require the Transferee to eliminate completed buildings, structures and ancillary facilities and recover site formation; But if the Transferor is willing to continue to use completed buildings, structures and ancillary facilities within the scope of the parcel land, it shall give some compensations to the Transferee:

(I) If the Transferee applies to the Transferor in less than 60 days a year ago before the date of expiry of this Contract started construction, the Transferor returns the state-owned construction land use right transfer price that Transferee has paid after deducting the down payment;

(II) If the Transferee applies to the Transferor in more than a year ago but less than two years and in no less than 60 days before two years of the date of expiration of the contract started construction, the Transferor shall return the remaining transfer price of state-owned construction land use right that Transferee has paid after deducting the down payment of this Contract and idle land fee in accordance with relevant regulations.

Article 32      In case of land vacancy caused by the Transferee and time of land vacancy being more than one year but less than two years, the idle land fee shall be paid according to law; In case of the time of land vacancy being more than two years and construction failing to start, the Transferor shall be entitled to withdraw the state-owned construction land use right free of charge.

Article 33      If the Transferee who fails to start construction on the agreed date or the agreed deferred date of this Contract shall pay liquidated damages to Transferor equivalent to 0.55‰ of the gross amount of the state-owned construction land use right transfer price for each delayed day. The Transferor has the right to ask the Transferee to continue performing the Contract.

If the Transferee who fails to complete construction on the agreed date or the agreed deferred date of this Contract shall pay liquidated damages to Transferor equivalent to 0.55‰ of the gross amount of the state-owned construction land use right transfer price for each delayed day.

Article 34      If the total fixed assets investment, investment intensity and total development investment do not meet the agreed standard as agreed in the contract, the Transferor is entitled to require the Transferee to pay liquidated damages equal to the same proportion of transfer price for the state-owned construction land use right based on the proportion that actual differential section accounting for the agreed total investment and investment intensity and to require the Transferee to continue to perform the Contract.

Article 35      In case of any one of indexes such as plot ratio, density of building of the parcel land under this Contract being lower than the minimum standard agreed in this Contract, the Transferor can require the Transferee to pay liquidated damages equal to the same proportion of transfer price for the state-owned construction land use right based on the proportion that actual differential section accounting for agreed minimum standard and has the right to require the Transferee to continue performance of this Contract; In case of any one of indexes such as plot ratio, density of building being higher than the highest standard agreed in this Contract, the Transferor will have the right to withdraw the partial area which is higher than the agreed highest standard, and have the right to require the Transferee to pay liquidated damages equal to the same proportion of transfer price for state-owned construction land use right based on the proportion that actual differential section accounting for agreed standard.

Article 36      Any indicators of the industrial construction projects, such as greening rate, the proportion of internal administrative land for office and living service facilities, the internal administration office and living service facilities construction area, etc. exceeds the standard agreed in the contract, the Transferee should pay the Transferor liquidated damages equivalent to 1‰ of the transfer price of the parcel land and remove the greening and building facilities.

Article 37      In case that the Transferee pays the transfer price for the state-owned construction land use right according to the Contract, the Transferors must deliver the land on schedule according to the agreement in the Contract. If the Transferee's possession of parcel land under this Contract is delayed because the Transferor fails to furnish the land on time, the Transferor should pay liquidated damages equal to 1‰ of the transfer price of state-owned construction land use right to the Transferee. The land use term starts from the actual furnishing date. If Transferor delays the delivery of land for more than 60 days and fails to deliver land after the Transferee's expediting, the Transferee is entitled to cancel the contract and the Transferor shall return of the deposit in double and refund the rest of the state-owned construction land use right transfer price has been paid. Transferee may request the Transferor to compensate for the losses.

Article 38      If the Transferor fails to deliver land on time or the delivery of land fails to meet the agreed land conditions of the contract or performs unilateral changes in land use conditions, the Transferee is entitled to require the Transferor to fulfill obligations in accordance with the specified conditions and compensate for direct loss caused by the delayed performance. The land use term shall be calculated starting from the date that the land meets the agreed land conditions.

Chapter VIII     The Application of Law and the Dispute Resolution

Article 39      The foundation, force, explanation, implementation and solution of disputes of the contract apply to the law of the People's Republic of China.

Article 40      The dispute arising from the performance of this Contract shall be resolved by the parties through consultation. If the consultation fails, the dispute shall be resolved in accordance with the agreed ways of Item I in this Article:

(I) Submit to the Arbitration Committee for arbitration in Handan;

(II) Bring a suit to a People's Court in accordance with the law.

Chapter IX      Supplementary Provisions

Article 41      The scheme of the parcel land transfer has been approved by the People's Government in Wu'an. This contact shall take effect from the date of signature of the both parties.

Article 42      The parties ensure that the name, postal address, telephone number, fax number, account opening bank, agent filled in the contract is real and effective. If the information of one party is subject to change, this party shall inform the other party in written form within 15 days after the change, otherwise the responsibility resulting from untimely information shall be borne by the change party.

Article 43      The Contract and the Appendix have XXX pages in total, and the Chinese writing shall prevail.

Article 44      The Contract price, the amount and area, etc. should be both in words and in figures, and the amount should be consistent; if inconsistent, and in words will prevail.

Article 45      Matters not covered in this Contract can by the both parties agreed as an Appendix to the Contract, which has the same legal effect.

Article 46      The Contract shall be in triplicate, one copy for the Transferor and one copy for the Transferee, which has the same legal effect.

Transferor (Seal): Wu'an City Land and Resources Bureau (Seal)	Transferee (Seal): Northern Altair Nanotechnologies Co., Ltd. (seal)

Legal representative (entrusted agent): (signature):	Legal representative (entrusted agent): (signature):

March 3, 2014

Appendix 1

The drawing of the plane boundary of the transferred parcel land

Plotting scale:1：__________________

Appendix 2

Vertical boundary of the Transferred Parcel Land

The elevation system: ____________________

Plotting scale: 1： ___________________

Wu'an City Bureau of Housing and Urban-Rural Development

Planning conditions of the construction land for the Altair Project in the New Energy Industrial Park

No. 005 of No. 2012 Planning Design Conditions

I.      Land location: To the north of Handan-Wu'an Expressway, to the south of Yudaihe South Road, to the east of Caogongquan Avenue, and to the west of East Second Ring.

II.	Land Parcel Area The gross land area is 1400576.26m2, whereby, the net land area is 1170302.81m2, the urban road area is 69406.23m2, and the greening belt area is 160867.22m2.

III.	Land purposes: The area of first-class industrial land (M1) is 1109268.44m2, and the area of public management and service facility land (A) is 61034.37m2.

IV.	Plot ratio: ≥0.6, ≤1.5 (Industry)； ≥1.5 ≤3.0 (Public facilities).

V.	Building Density: ≥30% (Industry); ≤30% (Public facilities)

VI.	Greening rate: ≤20% (Industry); ≥35% (Public facilities)

VII.

Parking lot: The parking lot for motor vehicles shall be executed by referring to The Management Rule (on trial) of Parking Lot Setting for Motor Vehicles in Urban Construction Engineering in Handan City (Hanguibanzi [2011] No. 74); The non-motor vehicle parking lot is with the construction area of 2 cars/100m2.

VIII.

The building setback red line, green line and the planning land boundary distance; The setback green line is no less than 20 meters against the Handan-Wu'an Expressway and no less than 15 meters against the East Second Ring, and the setback red line is no less than 6 meters against South Yudaihe Road and Caogongquan Avenue, and the setback boundary distance is executed in accordance with Detailed Rules for the Implementation of Urban Planning Management Regulations of Handan City and related rules.

IX.	Building interval： the building interval shall comply with the requirements of Detailed Rules for the Implementation of Urban Planning Management Regulations of Handan City and related regulations.

X.

The main exit and entrance directions for motor vehicles: the directions shall be set near Handan-Wu'an Expressway and East Second Ring, and be satisfied the distance requirements of the exit and entrance locations and road intersections.

XI.

The landscape requirements: the elevation style shall be modern, embody the novel design philosophy and be in harmony with the surroundings; the manufacturing workshops shall be embodied the industrial building features.

XII.	The municipal public supporting facilities: shall be carried out as per related stipulations.

XIII.

Other Requirements: 1. The land area for the administrative office and living service facilities shall not exceed 7% of the gross land area. 2. The building design shall be in new materials and technologies, the high technological contents and coincident energy-saving requirements shall be done. 3. Various engineering lines must be laid underground; 4. Various indicator calculations shall be based on the net land area.

XIV.

The validity period of the planning conditions: The validity period shall be within two years from the date of issuance, and be automatically invalid in case the construction unit fails to carry out construction on the allocated and transferred land.

XV.	Appendix: The attached map of the planning design conditions for the construction land of the Altair Project in the New Energy Industrial Park in Wu'an City

July 19, 2012